EXHIBIT 99.1

( BW)(OH-POMEROY-IT-SOLUTIONS)(PMRY) Pomeroy IT Solutions Awarded $54 Million In Contracts

    Business Editors

     HEBRON, Ky.--(BUSINESS WIRE)--April 5, 2004--Pomeroy IT Solutions, Inc. (Nasdaq:PMRY) today announces that it has been selected to provide national maintenance, outsourcing, and technology refresh services worth an estimated $54 million over the next five years.
     A financial-services firm has awarded Pomeroy three separate contracts for services supporting their 9000 branch locations nationwide. The awards include a five-year nationwide technology maintenance contract, a five-year outsource of their centralized branch integration and deployment operations, and a technology refresh project replacing the firm's 27,000 desktop systems over the next twelve months.
     "These awards point to Pomeroy's dedication to being a strategic partner to our clients. We have the ability to leverage our business model to drive cost out of multi-service projects, while maintaining the superior level of service critical to a client. Combined with our national capability, we believe we can offer the best solutions for projects of this scale," said Steve Pomeroy, President and COO of Pomeroy IT Solutions.

     About Pomeroy IT Solutions

     As a solution provider, Pomeroy IT Solutions offers three categories of service: enterprise consulting, enterprise infrastructure solutions and lifecycle services. The Company has Clientele across a broad spectrum of industries, governments and educational organizations. The Company employs approximately 1,400 individuals, more than half of whom are technical personnel, and maintain 26 regional facilities in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Missouri, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and West Virginia. For the year ended January 5, 2004, the Company reported revenues of $598 million.

     Certain of the statements in the preceding paragraphs regarding projected revenues constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected. These projections are based on the estimated needs of the customers as conveyed to Pomeroy, the terms of applicable agreements and assumptions regarding the Company's performance thereunder, the nature and volume of products and services anticipated to be delivered and the Company's ability to obtain sufficient volumes of products and provide services.

     --30--JAM/cl*

     CONTACT:  Pomeroy IT Solutions, Inc.
               Michael E. Rohrkemper, 859-586-0600, Ext. 1416

     KEYWORD: KENTUCKY
     INDUSTRY KEYWORD: HARDWARE MARKETING AGREEMENTS
     SOURCE: Pomeroy IT Solutions, Inc.


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